                                  Exhibit 11
                     Computation of Earnings Per Share (1)
              Dollars in Thousand, Except Shares and Per Share Data

                                                               Year Ended
                                                               December 31,
                                                                  2000
                                                               ------------

Net income                                                     $      4,084
                                                               ============
Weighted average shares outstanding:

   Weighted average shares outstanding                            5,998,860
   Less: unearned ESOP shares                                      (424,837)
   Less: treasury shares                                         (1,090,627)
                                                               ------------
     Basic                                                        4,483,396

        Effect of dilutive stock options                             49,405
                                                               ------------
     Diluted                                                      4,532,801
                                                               ============
Net income per share:
   Basic                                                       $       0.91
   Diluted                                                     $       0.90

(1) Earnings per share data is not presented in this exhibit for the years ended December 31, 1999 and 1998 since shares of common stock were not issued until March 19, 1999.